UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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☐	Preliminary Information Statement
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PACE® Select Advisors Trust
(Name of Registrant As Specified In Its Charter)
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Information Statement

PACE® Select Advisors Trust

PACE® Small/Medium Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

November 12, 2015

Dear Shareholder,

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement on behalf of PACE Small/Medium Co Growth Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust ("Trust"), with Timpani Capital Management LLC ("Timpani") as a result of a transaction between the equity owners of Timpani, Growth Investment Managers LLC ("GIM") and Frontier One LLC ("Frontier One"), subsequent to which GIM's ownership interest in Timpani increased and Frontier One's ownership interest in Timpani decreased (the "Transaction"). This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Timpani has been an investment advisor to the Fund since November 2013 and has been responsible for the day-to-day management of the Fund's assets allocated to it by UBS AM. On August 19, 2015, GIM and Frontier One entered into a transaction that resulted in GIM owning 75% of the voting equity shares and controlling the composition of the board of directors of Timpani and Frontier One owning 25% of the voting equity shares of Timpani. Timpani continued to be an investment advisor to the Fund at that time. A new investment

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sub-advisory agreement between UBS AM on behalf of the Fund and Timpani was approved by the Trust's board of trustees (the "Board" or "Trustees") at a Board meeting held on May 19-20, 2015 and became effective as of August 19, 2015. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Timpani that was in place prior to the Transaction ("Prior Sub-Advisory Agreement").

Riverbridge Partners, LLC ("Riverbridge") and LMCG Investments, LLC ("LMCG") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Riverbridge's, Timpani's and LMCG's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program and through certain other advisory programs. Other share classes are offered to investors not participating in such programs.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective. In evaluating each investment advisor, UBS AM reviews a number of factors, including, but not limited to, the investment advisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the investment advisor's investment approach with those of other investment advisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2015, UBS AM had approximately $148 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $652 billion in assets under management worldwide as of September 30, 2015. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. Principal business offices of UBS AM are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Small/Medium Co Growth Equity Investments

Background

The Transaction resulted in an "assignment" and automatic termination of the Prior Sub-Advisory Agreement between UBS AM and Timpani under the Investment Company Act of 1940, as amended ("Investment Company Act"), and the rules thereunder. UBS AM has entered into a new investment sub-advisory agreement with Timpani (the "Sub-Advisory Agreement"). The terms of the Sub-Advisory Agreement are substantially identical to those of the Prior Sub-Advisory Agreement with Timpani. The Transaction has not resulted in any material changes to the investment team's management of the relevant portion of the Fund or to the Fund's investment strategies, fees, or portfolio management team.

The Sub-Advisory Agreement was approved by the Trust's Board at a meeting held on May 19-20, 2015 in anticipation of the Transaction and at the recommendation of UBS AM, and became effective as of August 19, 2015. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of any impact the Transaction may have on the Fund. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Small/Medium Co Growth Equity Investments—Trustees' Considerations."

Under the Sub-Advisory Agreement, Timpani manages a separate portion of the Fund's portfolio as allocated by UBS AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). Riverbridge and LCMG continue to manage separate portions of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of Timpani

With respect to its Allocated Portion, Timpani follows a growth strategy that focuses on small capitalization companies where growth is robust, sustainable and underestimated by the market.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Timpani will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the Sub-Advisory Agreement, Timpani will bear all expenses incurred by it in connection with its services to its Allocated Portion, but Timpani will not be responsible for any expenses incurred by the Trust, the Fund or UBS AM.

For the services provided and the expenses assumed by Timpani under the Sub-Advisory Agreement, UBS AM (not the Fund), will pay to Timpani a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Timpani. UBS AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Timpani; (ii) upon material breach by Timpani of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Timpani becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Timpani may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Exemptive Order," UBS AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Timpani shall not be liable to UBS AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on May 19-20, 2015, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS AM and Timpani with respect to the Fund. Management explained to the Board that Timpani was owned by GIM, an entity made up of the Timpani investment team, and Frontier One, with GIM and Frontier One owning 60% and 40%, respectively, of the voting equity shares of Timpani. Management further explained that, as of April 1, 2015, a window opened for an equity acquisition event, and GIM advised that it intended to exercise its option to acquire up to 15% of the voting equity shares of Timpani from Frontier One. This transfer was expected to take place on or about August 19, 2015. Following the transaction, and assuming that GIM exercised the full option as expected, GIM would own 75% of Timpani's voting equity shares and Frontier One would own 25%. Management explained that, pursuant to Timpani's operating agreement, if GIM elects to acquire 15% of the equity of Timpani in the transaction, GIM would control the composition of Timpani's board of directors. Management noted that, even if GIM elected to acquire less than 15% of the equity of Timpani, GIM nevertheless would control the composition of Timpani's board of directors as of October 1, 2015 due to the provisions of Timpani's operating agreement. Management stated that because the expected change in ownership would constitute an "assignment," the Prior Sub-Advisory Agreement would terminate automatically upon consummation of the transaction and, if approved, the proposed Sub-Advisory Agreement would become effective. Management stated that the proposed Sub-Advisory Agreement has substantially the same terms as the Prior Sub-Advisory Agreement. The Board recognized its familiarity with UBS AM and the investment management and sub-advisory agreement for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending that Timpani continue serving as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Timpani to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending that Timpani continue as a sub-advisor to the Fund, including that the Timpani investment team currently manages a portion of the Fund's assets and would continue to manage those assets in a materially similar manner, with no expected changes to investment personnel. Management noted that it did not expect the investment team, philosophy or process to be affected by this change in ownership structure. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS AM. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS AM to Timpani in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Timpani. The Board noted that the sub-advisory fee rate in the Sub-Advisory Agreement was the same as that in the Prior Sub-Advisory Agreement. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered performance information provided by UBS AM. The Board also noted that UBS AM believes that the investment team would continue to perform at its current level after the transaction. The Board concluded that, overall, it was satisfied with the performance of the Fund.

Advisor profitability—Profitability of Timpani or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Timpani—The Board was informed by management that Timpani's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Timpani would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Timpani could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a sub-advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware corporation, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at 1285 Avenue of the Americas, New York, New York 10019-6028 and at One North Wacker Drive, Chicago, Illinois 60606. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is a member of the UBS Asset Management Division, which had approximately $652 billion in assets under management worldwide as of September 30, 2015 and is an investment advisor registered with the SEC. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of September 30, 2015, UBS AM had approximately $148 billion in assets under management.

Additional information about Timpani

Timpani is located at 400 Skokie Boulevard, Suite 500, Northbrook, IL 60062. Timpani was founded in 2008 and has approximately $259 million in assets under management as of September 30, 2015. Brandon Nelson is primarily responsible for the day-to-day management of the portion of the Fund managed by Timpani.

The principal executive officers and directors of Timpani, as of the date of this document, are set forth below:

Name and Address	Position with Timpani*
William D. Forsyth 400 Skokie Boulevard, Suite 500 Northbrook, IL 60062	President
Brandon Nelson 400 Skokie Boulevard, Suite 500 Northbrook, IL 60062	Chief Investment Officer
Mark A. Ziehr 400 Skokie Boulevard, Suite 500 Northbrook, IL 60062	Chief Financial Officer
Christopher A. Currie 400 Skokie Boulevard, Suite 500 Northbrook, IL 60062	General Counsel/Chief Compliance Officer

*  None of the principal executive officers or directors above have principal employment other than their positions with Timpani and its affiliates.

Below is information concerning another registered investment company with a similar investment objective as the Fund, for which Timpani acts as an investment advisor:

Fund	Assets under management* (as of September 30, 2015, in thousands)	Fee rate (as a percentage of average daily net assets)
Frontier Timpani Small Cap Growth Fund	$54,538	1.00%

*  Approximate Value

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Timpani. Other than sub-advisory fees paid to Timpani prior to the Transaction, the Fund did not pay any fees to Timpani or its affiliates for services provided to the Fund during the last year.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

November 12, 2015
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2015. All rights reserved.
UBS Asset Management (Americas) Inc.
is a subsidiary of UBS AG.
www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Small/Medium Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

November 12, 2015

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Small/Medium Co Growth Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

We are pleased to inform you that UBS Asset Management (Americas) Inc. ("UBS AM") has entered into a new investment sub-advisory agreement on behalf of the Fund, a portfolio of the Trust, with Timpani Capital Management LLC ("Timpani") as a result of a transaction between the equity owners of Timpani, Growth Investment Managers LLC ("GIM") and Frontier One LLC ("Frontier One"), subsequent to which GIM's ownership interest in Timpani increased and Frontier One's ownership interest in Timpani decreased (the "Transaction"). This new agreement is not expected to result in any material changes to the Fund's investment strategies, fees, or portfolio management team.

Timpani has been an investment advisor to the Fund since November 2013 and has been responsible for the day-to-day management of the Fund's assets allocated to it by UBS AM. On August 19, 2015, GIM and Frontier One entered into a transaction that resulted in GIM owning 75% of the voting equity shares and controlling the composition of the board of directors of Timpani and Frontier One owning 25% of the voting equity shares of Timpani. Timpani continued to be an investment advisor to the Fund at that time. A new investment sub-advisory agreement between UBS AM on behalf of the Fund and Timpani was approved by the Trust's board of trustees (the "Board") at a Board meeting held on May 19-20, 2015 and became effective as of August 19, 2015. The terms of this new investment sub-advisory agreement are substantially identical to those of the investment sub-advisory agreement between UBS AM and Timpani that was in place prior to the Transaction ("Prior Sub-Advisory Agreement").

Riverbridge Partners, LLC ("Riverbridge") and LMCG Investments, LLC ("LMCG") also currently serve as investment advisors of the Fund, and each will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. Riverbridge's, Timpani's and LMCG's portions of the Fund's assets are unaffected by the changes resulting from the Transaction. The relative value of each investment advisor's share of the Fund's assets may change over time.

Additional information about UBS AM, Timpani, the Sub-Advisory Agreements between UBS AM and Timpani with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the Securities and Exchange Commission, the appointment of Timpani on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about November 16, 2015 to the Fund's shareholders of record as of November 4, 2015. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least March 1, 2015. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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